Exhibit 10.3

ALL ASSETS SECURITY AGREEMENT

This ALL ASSETS SECURITY AGREEMENT (“Agreement”) is entered into as of this 17th day of June, 2008, by and between STERLING MINING COMPANY, an Idaho corporation (“Sterling”) and those individuals/entities listed on the attached Exhibit “A”, by and through their servicing agent PRIVATE CAPITAL GROUP, INC., a Utah corporation (collectively the “Secured Party”) on the other.

AGREEMENT:

As security for all their obligations as described under the Environmental Indemnity Agreement and the Promissory Note, all dated on or about June 17, 2008, Obligors have agreed, among other things, to grant Secured Party a security interest in the Collateral (as defined below) on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A. SCHEDULE OF OBLIGORS.

1. Sterling Mining Company.

(a) Sterling’s chief executive office and principal place of business is located at 2201 Government Way, Suite E, Coeur d’ Alene, Idaho 83814.

(b) Sterling’s state of organization is the State of Idaho.

2. Sterling’s exact legal name is “Sterling Mining Company”

(a) Sterling does not conduct business under any other name, fictitious, trade or otherwise.

(b) The Collateral attributable to Sterling, to the extent locatable, is located in Idaho.

(c) Sterling’s books and records relating to the Collateral are located at its principal place of business in Idaho.

B. DEFINITIONS.

In this Agreement, the following terms shall have the following meanings, and all capitalized terms used in this Agreement, which are not defined herein, shall have their respective meanings as defined in either the (i) Promissory Note, (ii) Mortgage or (iii) as presently or hereafter defined in the Uniform Commercial Code:

1. “Agreement” means this All Assets Security Agreement as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

2. “Approvals and Permits” means each and all of the material approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, and other actions and rights granted by and filings with any Governmental Authority necessary for the Property, mining operation of the mine or mines by Obligors’ ownership, lease, or use by Obligors of the Collateral, Property, mine or mines.

3. “Secured Party” means Private Capital Group, a Utah corporation, as servicing agent for the individuals/entities listed on the attached Exhibit “A.”

4. “Change in Control” means (a) any sale, transfer, merger, transaction or other event or occurrence whereby after the date hereof a person or affiliated groups of persons acquires the smaller of: (i) greater than 50% of the issued and outstanding voting interests of membership interests or (ii) such voting interests or membership interests sufficient to control Sterling; or (b) the sale of all or substantially all of the assets of either Obligor.

5. “Collateral” means all present and future right, title, and interest of Obligors in and to and under whether now existing or hereafter acquired in all of Obligors’ assets including but not limited to the following property and regardless of whether such property, interests, and rights are in the possession of Obligors, a bailee, a common carrier, a warehouseman, or any other Person:

(a) Accounts, including Receivables;

(b) Chattel Paper, whether tangible or electronic;

(c) Inventory;

(d) Equipment;

(e) Furnishings:

(f) Fixtures;

(g) Instruments, including promissory notes;

(h) Investment Property;

(i) Documents;

(j) Deposit Accounts;

(k) Letter-of-Credit Rights;

(1) General Intangibles, including payment intangibles, patents, patent applications, trademarks, trademark applications, tradenames, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill and all licenses, permits, agreements of any kind or nature pursuant to which Obligors possess or use or have authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Obligors, and all recorded data of any kind or nature, regardless of the medium of recording including, all software, writings, plans, specifications, and schematics;

(m) Leasehold rights, excepting the Sunshine Precious Metals Lease dated June 6, 2003, which Lease requires consent of Lessor prior to assignment of Lease. Such consent shall not be required of Borrower to obtain unless and until an Event of Default occurs. Should an Event of Default occur, Borrower covenants that it shall us its best efforts to obtain Lessor’s consent to an assignment of the Lease and upon receiving consent, Borrower shall execute a Borrower’s Assignment Of Lease To Lender and said Assignment shall then be recorded in the official records of Shoshone County, Idaho;

(n) Any other contract rights or rights to the payment of money, insurance claims and proceeds, and tort claims;

(o) Rights of way, easements and governmental leases; and

(p) To the extent not listed above, products and proceeds of any of the foregoing.

This Security Agreement is intended to cover “all assets” of the Obligors.

6. “Common Collateral” shall mean all of the assets of the Obligors whether real, personal, or mixed, which is part of the Collateral.

7. “Customer” means a customer of an Obligor.

8. “Default Rate” means thirty-six percent (36%).

9. “Event of Default” shall have the meaning specified in Section F.

10. “Governmental Authority” means any government, any court, and any agency, authority, body, bureau, department, or instrumentality of the federal government or any state or local government.

11. “Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following: (i) any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and (ii) any purchase option, right of first refusal or other right to acquire, which, in either case could reasonably be expected to have a Material Adverse Effect, after exhausting all appeals and protests.

12. “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in the fair market value of Obligors’ businesses, taken as a whole, from the fair market value of Obligors’ businesses, taken as a whole, as of the date hereof.

13. “Obligations” mean the following:

(a) Payment of principal, interest, costs, expenses, fees, and other amounts under the Promissory Note, Mortgage, and Indemnity Agreement payable by Obligors to or for the benefit of Secured Party;

(b) Payment and performance of each other obligation of, and compliance with each term and condition applicable to, Obligors under this Agreement, the Promissory Note, or Indemnity Agreement;

14. “Obligor” or “Obligors” shall mean Sterling Mining Company, an Idaho corporation.

15. “Participants” means the means the individuals/entities listed on the attached Exhibit “A” which are using Private Capital Group, Inc. as their servicing agent and have advanced money to Sterling.

16. “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.

17. “Permitted Dispositions” means the dispositions of ownership and possession of Collateral as permitted and described in the section below entitled “Permitted Dispositions.”

18. “Permitted Distributions” means so long as no Event of Default for nonpayment under the Promissory Note, Mortgage or this Agreement has occurred and is continuing, the payment of any dividend or other distribution on account of the members’ or shareholders’ interests of the Obligors now or hereafter outstanding, payable as permitted by the provisions of the respective organizational documents of the Obligors and as limited, in Obligors’ Permitted Discretion, to keep sufficient capital for each Obligor to maintain continuing business operations to operate the mine or mines for their Intended Use.

19. “Permitted Exceptions” means Liens and Encumbrances that are permitted as described in the section entitled “Permitted Exceptions.”

20. “Person” means a natural person, a partnership, a joint venture, an unincorporated association, a corporation, a limited liability company, a trust, any other legal entity, or any Governmental Authority.

21. “Receivable Debtor” means a Customer obligated on a Receivable.

22. “Receivables” means any and all rights of Obligors to payment (i) for services rendered, (ii) for Goods or other tangible personal property leased, sold, furnished under contracts for service, or otherwise disposed of, or (iii) otherwise arising out of the business or operations of Obligors (including, without limitation, Accounts, Chattel Paper, Instruments, Insurance Claims and General Intangibles evidencing such rights to payment), whether existing now or in the future, whether now due or to become due, and whether earned or not yet earned by performance, together with ail guaranties of such rights to payment and all rights and interests of Obligors in and to property, rights to property, and interests in property that are security for such rights to payment.

23. “Requirements” means any and all material obligations, terms and conditions, requirements, and restrictions in effect now or in the future relating to any or all Collateral which are used for the provision of dialysis services (including, without limitation, such obligations, other terms and conditions, restrictions, and requirements imposed by: (i) any applicable law, ordinance, regulation, or rule (federal, state, or local); (ii) any Approvals and Permits; (iii) any Permitted Exceptions; (iv) any insurance policies; (v) any other agreement, document, or instrument; or (vi) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority).

24. “Security Interest” means the Security Interest created hereunder.

25. “Secured Party” means Private Capital Group, a Utah corporation, as servicing agent for Participants.

26. “Transfer” means the occurrence of any of the following:

(a) Any or all Collateral, or any interest or right of any Obligor in or to any or all Collateral, taken as a whole, which is material to the business of Obligors, is conveyed to, or becomes vested in, any Person, other than an Obligor or the Secured Party, voluntarily or involuntarily, other than in a Permitted Disposition or in the ordinary course of business;

(b) The occurrence of any event that results in any option, right of first refusal or other right to acquire, to, or against, any or all Collateral being held by a Person other than an Obligor or the Secured Party, whether occurring voluntarily or involuntarily and whether arising by agreement, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; or

(c) Any Obligor enters into any agreement the performance of which would result in a Transfer under clause (a) or (b) above, and the consummation of such agreement is not expressly conditional upon the prior written consent of Secured Party in its Permitted Discretion or as otherwise permitted hereunder.

27. “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Utah.

C. GRANT OF SECURITY INTEREST.

Obligors grant to Secured Party a security interest in and pledges and assigns to the Secured Party all right, title and interest of the Obligors in and to the Collateral to secure payment and performance of the Obligations.

D. OBLIGORS’ REPRESENTATIONS AND WARRANTIES.

Each Obligor represents and warrants to Secured Party as of the date of this Agreement and as to Collateral in which such Obligor acquires an interest or rights after the date of this Agreement, as of the date such Obligor acquires such interest or rights:

1. Ownership and Possession of Collateral. Such Obligor has rights in or the power to transfer the Collateral and is the legal and beneficial owner of its Collateral, subject only to the Permitted Exceptions. There are no Liens and Encumbrances on the Collateral or claims thereof, except the Permitted Exceptions, which taken as a whole, would not reasonably be expected to have a Material Adverse Effect. There is no financing statement now filed or recorded covering any of the Collateral, except financing statements related to the Permitted Exceptions.

2. Validity, Perfection, and Priority of Security Interest. The security interest granted by such Obligor in this Agreement (i) is legal, valid, binding, and enforceable against such Obligor, (ii) is a perfected security interest in all the Collateral owned by such Obligor, and (iii) other than Permitted Exceptions, is a first priority security interest in all the Collateral.

3. Names; Location(s) of Collateral; State of Incorporation; Principal Place of Business; and Books and Records. The items set forth in Section A regarding each Obligor are true, correct and accurate.

4. Enforceability, Amount, and Other Matters Concerning Collateral. To such Obligor’s knowledge, the Receivables of such Obligor and the agreements, documents, and instruments evidencing and securing such Receivables are (i) genuine, (ii) the legal, valid, and binding obligations of the parties thereto, and (iii) enforceable against the parties thereto in accordance with their terms. Any copies of such agreements, documents, and instruments delivered to Secured Party are accurate and complete and, except for the items delivered to Secured Party, there are no material amendments, modifications, extensions, renewals, restatements, or supplements thereof.

E. OBLIGORS’ COVENANTS.

Until all of the Obligations are paid in full, Obligors agree that, unless Secured Party otherwise agrees in writing in Secured Party’s Permitted Discretion:

1. Obligations; Requirements; Approvals and Permits. Obligors shall pay and perform the Obligations. Obligors shall comply with and perform the Requirements and maintain the Approvals and Permits, except to the extent non-compliance or non-performance would not have a Material Adverse Effect on the Obligors.

2. Transfer; Liens and Encumbrances; Defense of Obligors’ Title and of Security Interest; Possession and Use of Collateral.

(a) Restrictions on Transfers and Liens and Encumbrances. Except for Permitted Dispositions, Obligors shall not suffer to occur any Transfer. Except for Permitted Exceptions, Obligors shall not suffer to exist any Lien or Encumbrance on any or all Collateral except for those that would not reasonably be expected to have a Material Adverse Effect, regardless of whether junior or senior to the Security Interest granted herein, Except for Permitted Exceptions, Obligors shall notify Secured Party within ten (10) Business Days after any Obligor obtains knowledge of any filing of a claim by any Person of any Lien or Encumbrance on any or all Collateral except for those that would not reasonably be expected to have a Material Adverse Effect. Except for financing statements relating to Permitted Exceptions, Obligors shall not execute or suffer to exist or to be filed or recorded any financing statement that covers any or all Collateral.

(b) Defense of Obligors’ Title and of Security Interest. Obligors shall defend the Collateral, the title and interest therein of Obligors represented and warranted in this Agreement, and the legality, validity, binding nature, and enforceability of the security interest granted herein, the perfection thereof, and the priority thereof against all matters, including, without limitation, (i) any attachment, levy, or other seizure by legal process or otherwise of any or all Collateral, (ii) except for Permitted Exceptions, any Lien or Encumbrance or claim thereof on any or all Collateral that is claimed to have priority over the Security Interest, (iii) any attempt to realize upon any or all Collateral under any Lien or Encumbrance, regardless of whether a Permitted Exception and regardless of whether junior or senior to the security interest herein, and (iv) any claim questioning the legality, validity, binding nature, enforceability, perfection, or priority of the security interest herein, except where the failure to do so with respect to any of the foregoing items (i)-(iv) would not result in a Material Adverse Effect. Obligors shall notify Secured Party immediately in writing of any of the foregoing.

(c) Possession and Use of Collateral. Except as may be limited or provided otherwise for in Section “G”, Obligors may possess, process, and use the Collateral in the ordinary course of Obligors’ business, may consume the Collateral in the manufacture and processing of finished goods, and may make Permitted Dispositions. Except for Permitted Dispositions, Obligors shall have exclusive possession of the Collateral.

(d) Allowances, Discounts, and Other Adjustments. Obligors shall grant to its customers only such allowances, discounts, and other adjustments relating to the Collateral as Obligors may reasonably determine to be in accordance with sound business practice.

3. Books and Records; Names; Location of Collateral; Principal Place of Business. Obligors shall maintain complete and accurate books and records relating to the Collateral. Unless Obligors obtain the prior written consent of Secured Party, which shall not be unreasonably withheld, and take in advance all actions and makes all filings and recordings necessary to assure the perfection and priority of the Security Interest granted herein. Obligors shall not alter their legal existence, change the state of their organizations or change their names and shall conduct their businesses and other activities solely in the name(s), trade name(s), and fictitious name(s) in Section A. Further, Obligors shall keep all Collateral at and not move any Collateral or its books and records relating to the Collateral from the respective location(s) in Section A, except in the normal course of Obligors’ business. Anything in this Section E.3 to the contrary notwithstanding, Obligors may move the Collateral between any of such locations and between and among (i) such locations, (ii) any warehouse in which Collateral is stored, and (iii) any location at which services are rendered to Customers or where the Collateral is delivered to Customers.

4. Inspection and Verification. In the event of an Event of Default for non-payment under Section F.1 hereof, and the expiration of any applicable cure periods, the Secured Party shall have the power and authority, after execution of a written confidentiality agreement preventing disclosure of any confidential or proprietary information relating to Obligors’ business to any other Person (including Secured Party), and upon at least three (3) business days prior written notice, (i) to enter upon the premises of any Obligor at which any of the Collateral or any of the books and records included in the Collateral are located, (ii) to inspect the Collateral and such books and records for the purpose of verifying Obligors’ compliance with this Agreement and to carry out its duties as set forth herein, (iii) to make copies of and extracts from such books and records of such information, and (iv) to determine the amount, condition, quality, quantity, status, validity, and value of, or any other matter relating to, the Collateral and report to Secured Party. To the extent the Collateral is with a third party, Obligors shall use their best efforts to provide the Secured Party access to the information. Notwithstanding the foregoing, such access shall not unreasonably interfere with Obligors’ business.

5. Further Assurances. Obligors shall promptly execute, acknowledge, deliver, and cause to be duly filed and recorded all such additional agreements, documents, and instruments (including, without limitation, financing statements) and take all such other actions as Secured Party may reasonably request from time to time to better assure, perfect, preserve, and protect the Security Interest, the priority thereof, and the rights and remedies of Secured Party hereunder. Obligors authorize Secured Party to file financing statements describing the Collateral as deemed necessary by Secured Party. If from time to time any Collateral is evidenced by a Document or an Instrument, and to the extent such Document or Instrument does not constitute a part of the Common Collateral, Obligors shall immediately deliver such Document or Instrument to Secured Party, duly assigned or endorsed in a manner satisfactory to the Secured Party. If from time to time any Inventory or other Goods that are Collateral are in the possession of a bailee or other Person that has not issued a Document covering them, Obligors hereby direct such bailee or other Person to hold such Inventory or other Goods for the benefit of Secured Party and Secured Party shall have the right to notify such bailee or other Person of the Security Interest herein and such direction. Additionally, Obligors shall use their best efforts to obtain an acknowledgement from such bailee or other Person that the Collateral is being held for the benefit of Secured Party.

6. Maintenance of Collateral and Other Matters. Obligors shall keep all tangible Collateral in good condition and shall maintain, repair, and service the tangible Collateral to keep the tangible Collateral in as good operating condition, state of repair, and appearance as when acquired by Obligors, ordinary wear and tear excepted. Obligors shall comply in all material respects with all applicable maintenance, overhaul, repair, and service manuals and service bulletins published by the manufacturer of the tangible Collateral or any component parts. Obligor shall maintain all cost effective manufacturer’s warranties for the Collateral. Obligors shall maintain all logs, records, and other items required under any Requirements. Obligors shall house or store all tangible Collateral properly to protect it from damage, destruction, and deterioration. Obligors shall not conceal, damage, destroy, misuse, or waste any tangible Collateral. Obligors shall promptly repair the Collateral whenever needed. Except to the extent Secured Party applies proceeds of insurance on the Collateral to payment of the Obligations, if any of the Collateral is damaged or destroyed, Obligors will promptly replace or restore such Collateral, provided such Collateral was not obsolete at the time of damage or destruction. Obligors shall not take any action or fail to take any action with respect to the Collateral that might affect any insurance coverage in any adverse manner. Obligors shall perform all obligations of and comply with all terms and conditions applicable to Obligors in each agreement, document, and instrument relating to any Collateral (including, without limitation, all agreements, documents, and instruments under which Inventory is acquired, leased, sold, or otherwise disposed of by Obligors or out of which Receivables arise), except to the extent non-performance or non-compliance would not have a Material Adverse Effect. Except for normal cash discounts, bad debts, or other allowances taken in the ordinary course of business as deemed reasonably necessary by Obligors, (i) Obligors shall take commercially reasonable efforts to collect and enforce payment of the Receivables, and (ii) Obligors shall not release or waive any right of Obligors relating to any of the Collateral or any obligation of any other Person included in the Collateral unless the effect of such release or waiver would not reasonably be expected to have a Material Adverse Effect.

7. Insurance. The risk of loss of, damage to, or destruction of the Collateral at all times shall be on Obligors. Obligors will maintain insurance in form and amounts as reasonably required by Obligor and as is typical for other entities of similar size in Obligors’ business and as described in the Mortgage.

8. Taxes and Claims. Obligors shall promptly pay when due any and all property, excise, and other taxes and all assessments, duties, and other charges levied or imposed on any or all Collateral or imposed on Secured Party or Obligors in respect of any or all Collateral, this Agreement, or the Security Interest granted herein, except taxes based on the income of Secured Party and except to the extent contested in good faith in appropriate proceedings. Obligors shall also pay when due any and all lawful claims that, if unpaid, might become a Lien or Encumbrance on any or all Collateral, except to the extent contested in good faith in appropriate proceedings or such Lien or Encumbrance would not reasonably be expected to have a Material Adverse Effect.

9. No Obligations and Limit of Liability of Secured Party. Secured Party does not assume and shall have no liability or obligation for any liabilities or obligations of Obligors relating to the Collateral. In exercising its rights and remedies under this Agreement, the Promissory Note, Mortgage, and under applicable law, in performing any obligations to Obligors, and in acting or omitting to act in respect of the Collateral and this Agreement, Secured Party and its stockholders, directors, officers, employees, agents, and representatives shall have no liability or responsibility whatsoever (including, without limitation, any liability or obligation for any injury to the assets, business, operations, or property of Obligors), other than for its negligent acts or omissions. Notwithstanding the preceding sentence, Secured Party shall be obligated to use reasonable care in the custody and physical preservation of Collateral in the possession of Secured Party. Secured Party shall be deemed to have used reasonable care if Secured Party takes the same care of Collateral in its possession as a secured party similarly situated takes of similar property held by such secured party. Notwithstanding the foregoing and any other requirements applicable to Secured Party under this Agreement, the Promissory Note, Mortgage, and applicable law, Secured Party shall not be obligated and the standard of reasonable care shall not include an obligation to take any of the following actions, even if demanded by Obligors, (i) to sell or otherwise dispose of any Collateral in the possession of Secured Party that is fluctuating in value, (ii) to make any inquiry as to the nature or sufficiency of any payment received by Secured Party, (iii) to present or file any claim or notice, (iv) to enforce or preserve the rights of Obligors against any other Person, (v) to notify Obligors with respect to the payment or performance or non-payment or non-performance of any third Person obligations included in the Collateral, or (vi) to enforce the payment or performance by any third Person of obligations included in the Collateral.

10. Costs and Expenses of Performance of Obligors’ Covenants. Obligors will perform all their obligations under this Agreement at their sole cost and expense.

11. Actions by Secured Party. In addition to Secured Party’s rights upon an Event of Default:

(a) After an Event of Default and failure to cure, if Obligors fail to pay or perform any of the Obligations, Secured Party, in its Permitted Discretion, may pay or perform the same in such manner and to such extent as Secured Party determines necessary or appropriate in its Permitted Discretion (i) without obligation so to do, (ii) without releasing Obligors from such Obligations, (iii) without affecting the failure to perform such Obligations as an Event of Default, (iv) without affecting the other rights and remedies of Secured Party, and (v) without notice to or demand upon Obligors. Obligors shall cooperate with Secured Party to exercise its rights under the Section.

(b) Nothing in this Agreement shall relieve Obligors of any of its obligations under any of this Agreement, the Promissory Note or Mortgage.

12. Filing or Recording as a Financing Statement. Secured Party may file or record a photographic, xerox, or other copy or reproduction of this Agreement as a Financing Statement.

13. Real Estate. If any Obligor leases or owns any real estate used in the business or operations of such Obligor in or at which any material portion of the Collateral is located, such Obligor (i) shall pay when due all lease payments and perform all other obligations in respect of such leased real estate, and (ii) if any such owned real estate is subject to any mortgage, deed of trust, or other encumbrance, shall pay when due all payments and perform all other obligations in respect thereof.

14. Possession and Control. As Secured Party may reasonably request from time to time to better assure, perfect, preserve, and protect the Security Interest granted herein, the priority thereof, and the rights and remedies of Secured Party hereunder, Obligors will cooperate with Secured Party in obtaining possession or control, as applicable, of any Collateral, including Investment Property, Instruments, Deposit Accounts, Letter of Credit Rights, and electronic Chattel Paper, if and only to the extent such Collateral is not part of the Common Collateral.

F. EVENTS OF DEFAULT.

The following are Events of Default under the Promissory Note and under this Agreement:

1. The occurrence of an Event of Default for nonpayment under the Promissory Note, Indemnity Agreement or Mortgage shall also constitute an Event of Default hereunder.

2. The Obligors providing false information or any representation or warranty made on behalf of Obligors to Secured Party or any report, certificate, financial or other instrument furnished in connection with this Agreement should prove to have been false or incomplete in any material respect on the date which it was made, and which is reasonably determined Secured Party to have a material adverse effect on Secured Party.

3. Obligors shall fail to pay any material indebtedness for borrowed money whether due to Secured Party or otherwise, or Obligors shall fail to perform or observe any of the terms, provisions, covenants, restrictions, agreements or obligations to be performed by it under this Agreement within five (5) days after written notice of such default is given by Secured Party to such Obligor, or under any other agreement, the effect of which default is to permit the holder(s) of such material indebtedness to cause such material indebtedness to become due prior to its stated maturity, and such indebtedness is in fact so accelerated.

4. Any Obligor shall be adjudicated bankrupt or insolvent or generally not pay its debts as they become due, or make an assignment for the benefit of creditors; or Obligors shall apply for or consent to the appointment of a custodian, receiver, trustee, or similar officer for its or for all or substantially all of its property.

5. A final judgment for the payment of money in excess of $25,000 shall be rendered against any Obligor and the payment of which is not covered under any applicable insurance policy, and said judgment shall not be discharged or bonded over within thirty (30) calendar days from the entry thereof or such Obligor shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted.

6. Any government authority takes action against any Obligor that Materially Adversely Affects such Obligor’s ability to repay (lie Promissory Note except for claims that are disputed in good faith and such Obligor retains an appropriate reserve for loss.

7. The Obligors fail to have the necessary Permits to own or operate the mine or mines for their Intended Use.

8. Any Obligor sells any of the Collateral outside the normal course of business, and such sale has a material adverse effect on the Security Interest and Secured Party’s ability to discharge the Obligation through enforcement of the Security Interest on the remaining Collateral.

G. RIGHTS AND REMEDIES OF SECURED PARTY.

1. Remedies. Upon the occurrence and during the continuance of an Event of Default which is not cured within ten (10) days from the date of notice from Secured Party of said default, Secured Party may do any or all of the following:

(a) Acceleration of Obligations. Declare any or all Obligations to be immediately due and payable, whereupon such Obligations shall be immediately due and payable.

(b) Possession and Other Actions Concerning Collateral. Take any or all actions described in Section E(11). If Secured Party demands or attempts to take possession of any or all Collateral, Obligors shall promptly assemble such Collateral and turn over and deliver possession of such Collateral to Secured Party at a place designated by Secured Party and convenient to Secured Party and Obligors.

(c) Replevin. As a matter of right and without notice to Obligors or anyone claiming under Obligors, Secured Party shall be entitled to orders of replevin by a court of any or all Collateral from time to time.

(d) Appointment of Receiver. As a matter of right and without notice to Obligors or any one claiming under Obligors, without regard to the then value of the Collateral or any other property, interests in property, or rights to property securing the Obligations, without regard to the solvency of Obligors, and without regard to any other matters normally taken into account by courts in the discretionary appointment of a receiver, Secured Party shall be entitled to appointment of a receiver to take possession of any or all Collateral. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and shall also have all the powers of Secured Party set forth in Section E(11). It is the intention of Obligors that Secured Party be entitled to appointment of a receiver with the foregoing powers upon occurrence of and during the continuance of an Event of Default and application by Secured Party therefor. Obligors hereby irrevocably consent to the appointment as receiver of such Person as is designated by Secured Party, and to the grant of the above referenced powers to such receiver. Obligors agree that a receiver may be appointed without notice to Obligors whatsoever and hereby waives notice. Obligors waive any right to suggest or nominate any Person as receiver in opposition to the Person designated by Secured Party.

(e) Retain Collateral as Payment. Upon written notice to Obligors to retain the Collateral in satisfaction of the Obligations. Unless such written notice is given, retention of Collateral by Secured Party shall not be in satisfaction of any of the Obligations.

(f) Other Rights and Remedies. Exercise any and all other rights and remedies of a secured party under the Uniform Commercial Code or other applicable law to the extent permitted by Requirements. In this regard, Secured Party may, among any other rights and remedies, sell, lease, or otherwise dispose of any or all Collateral at public or private sale or other disposition for cash, upon credit (with or without security), in exchange in whole or in part for other property, for future delivery, by lease or otherwise as Secured Party shall determine appropriate. As to sale, lease, or other disposition of Collateral, except as to Collateral that is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market as to which no notice shall he required, Secured Party will give Obligors reasonable notice of the time and place of any public sale, lease, or other disposition or of the time after which any private sale, lease, or other disposition is to be made. Obligors agree that any such notice shall be sufficient if given at least five (5) days prior to such sale, lease, or other disposition. Secured Party may be a purchaser or lessee at any sale, lease, or other disposition. Secured Party may pay the purchase price or the rentals at any sale, lease, or other disposition by crediting the amount of the purchase price or rentals against the Obligations.

2. Change in Control: Remedy. In the event of a Change in Control, Secured Party shall be entitled immediately to declare any or all Obligations to be immediately due and payable, whereupon such Obligations shall be immediately due and payable, and shall be entitled to be immediately paid in full from the proceeds of the Change in Control event, consistent with its security position. So long as any portion of the Obligations remains unpaid, Obligors agree that they cannot enter into a Change in Control transaction without agreement with Secured Party, which agreement will not be unreasonably withheld or delayed.

H. APPLICATION OF PROCEEDS.

After the occurrence and during the continuance of an Event of Default, and as permitted in this Agreement, all cash and checks included in the Collateral and all proceeds of Collateral received by Secured Party will be applied by Secured Party to the Obligations, whether or not due, in the following order, subject to any Requirements: first, to reasonable costs incurred by Secured Party as a result of such default; second, to any interest accrued but unpaid to Secured Party; and third, to unpaid principal. If application of the Collateral is not sufficient to pay the Obligations in full, Obligors shall remain obligated for the remaining Obligations. Any proceeds of Collateral remaining after payment of the Obligations in full will be paid to Obligors, their successors or assigns, or as the law or a court of competent jurisdiction may direct. Any Collateral in the form of a check shall be credited against the Obligations only upon the expiration of such period of time after receipt thereof by Secured Party as Secured Party determines is reasonably sufficient to allow for clearance or payment thereof. Any other Collateral will be credited against the Obligations only upon conversion into cash and receipt of such cash by Secured Party. Each such credit shall, however, be conditional upon final payment to Secured Party of the item giving rise to such credit.

I. CONTINUATION AND TERMINATION.

This Agreement shall continue in effect until payment and performance of the Obligations in full. Upon the occurrence of all events described in this Agreement shall terminate and Secured Party shall return any Collateral then held by Secured Party to Obligors, their successors, or assigns, or as the law or a court of competent jurisdiction may direct.

J. PERMITTED DISPOSITIONS.

Obligors are permitted to make the following disposition of the Collateral only in the ordinary course of business:

(a) Permitted Distributions;

(b) Dispositions in the ordinary course of business; and

(c) The disposition of obsolete or worn out isolated items of Collateral.

K. PERMITTED EXCEPTIONS.

The following constitute Permitted Exceptions, to the extent that they are not in favor of any other Obligor or any of their members, managers, officers or directors or any of their affiliates:

(a) Liens for taxes, assessments, charges or other governmental levies not yet due or that are being contested in good faith by appropriate proceedings;

(b) Pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(c) Deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligations, and other obligations of a like nature incurred in the ordinary course of business;

(d) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; and

(e) Contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business.

L. AFFIRMATIVE COVENANTS OF OBLIGORS.

1. Upon request, but not more than once per year, management of Obligors shall provide a statement by way of letter from Obligors’ outside auditors or accountants to Secured Party’s independent auditors regarding the auditors’ or accountants’ belief as to the ability of the Obligors to pay and perform their Obligations.

2. Upon request but not more than once annually, a detailed listing of all equipment, furniture, fixtures, inventory, and other assets comprising the Collateral, except those items of Collateral that are, or consist of, information that is confidential or proprietary to Obligors.

3. Give Secured Party 10 Business Days’ prior written notice of any Permitted Distribution.

M. NEGATIVE COVENANTS.

Notwithstanding anything hereunder the contrary so long as the Obligation shall be outstanding, Obligors agree they shall not

1. Change their corporate names without providing ten (10) Business Days’ prior written notice to Secured Party;

2. Change their DBAs without providing ten (10) Business Days’ prior written notice to Secured Party;

3. Pay any partnership distributions to Obligors’ managers or members that exceed the limitations in any of the Obligors’ operating agreements or which would cause any Obligor to have insufficient capital to maintain continuing business operations for their Intended Use.

4. Other than Permitted Dispositions, sell any of their assets outside of the normal course of business;

5. Without the prior written consent of Secured Party, sell, transfer or otherwise dispose of any real or personal property or enter into any sell or leaseback transaction in any real or personal property, outside the normal course of business and which would have a Material Adverse Effect on Obligors;

6. Create, incur or assume or suffer to exist any Lien upon only with respect to any of the Collateral, except a Permitted Exception.

7. Create, incur or assume or suffer to exist any debt except the debt under this Agreement, debt in the ordinary course of Obligors’ business, debt associated with accounts payable to trade creditors for goods or services which were acquired in the ordinary course of business.

8. Guarantee any debt or loan any money to any member, manager, employee of any Obligor.

9. Allow a Change in Control without Secured Party’s written consent, which will not be unreasonably withheld or delayed.

N. MISCELLANEOUS.

1. Provisions In Other Loan Documents Govern This Agreement. This Agreement is subject to certain terms and provisions in the Mortgage to which reference is made for a statement of such terms and provisions.

2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah. Obligors shall submit themselves to the jurisdiction of the District Court of Salt Lake County, State of Utah.

3. Assignment.

(a) Binds Assignees. This Agreement shall bind and shall inure to the benefit of heirs, legatees, executors, administrators, successors and assigns of Obligors and Secured Party and shall bind all persons who become bound as a debtor to this Agreement.

(b) Assignment. Obligors may not assign their rights and interests under this Agreement without the prior written consent of the Secured Party. Secured Party may act as the servicing agent for Participants and Participants are secured hereby. If an assignment or endorsement by Secured Party is made, Obligors shall render performance under this Agreement to the assignee or payee.

4. Severability. Should any provision of this Agreement be found to be void, invalid or unenforceable by a court or panel of arbitrators of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid or unenforceable and shall not affect the remaining provisions of this Agreement.

5. Notices. Any notices required by this Agreement shall be deemed delivered as required under the Mortgage.

6. Rules of Construction.

(a) Proceeds. No reference to “proceeds” in the Agreement authorizes any sale, transfer, or other disposition of the Collateral by Obligors, except as otherwise expressly permitted herein.

(b) Including. “Includes” and “including” are not limiting.

(c) Or. “Or” is not exclusive.

(d) All. “All” includes “any” and “any” includes “all.”

7. Attorneys’ Fees. If any action relating to this Agreement is brought by either party hereto against the other party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements.

8. Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient and counterparts, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. The Parties to accept signatures received by facsimile or other electronic means as original signatures.

9. Applicable Law. This Agreement, and its validity, enforcement and interpretation, shall be governed by and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Utah (without regard to any conflict of laws principles) and applicable United States federal law.

10. Jury Trial Waiver. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION PROCEEDING CLAIM OR COUNTER-CLAIM, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF LENDER HAS AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION.

11. Amendments. This Agreement may be amended only by a written instrument signed by both parties hereto.

(SIGNATURES ON THE FOLLOWING PAGE)

DATED as of the date first above stated.

OBLIGOR:		SECURED PARTY:

Signature:	/s/ J. Kenney Berscht	THE INDIVIDUALS/ENTITIES LISTED ON THE ATTACHED EXHIBIT “A,” BY ITS AGENT PRIVATE CAPITAL GROUP, INC., A UTAH CORPORATION
By:	J. Kenney Berscht
Its:	President
Office Address:
2201 Government Way, Suite E,
Coeur d’Alene, Idaho 83814
		Signature:	/s/ Jared L. Lucero
ATTESTED:		By:	Jared L. Lucero
		Its:	President
Signature:	/s/ James N. Meek
By:	James N. Meek
Its:	Chief Financial Officer

EXHIBIT “A”

LIST OF HOLDERS

i.	Michael & Beth Burke, as husband and wife, with a zero and twenty-nine-million-five-hundred-eighty-seven-thousand-seven-hundred-nine hundred millionths percent (0.29587709) interest;

ii.	Zane P. & Lisa Westover, as husband and wife, with a zero and fourty-one-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven hundred millionths percent (0.41666667) interest;

iii.	Daniel Gerszewski with a zero and fourty-nine-million-four-hundred-thirty-two-thousand-eight-hundred-seventy-five hundred millionths percent (0.49432875) interest;

iv.	David Burke with a zero and fifty-two-million-one-hundred-five-thousand-six-hundred-sixty-seven hundred millionths percent (0.52105667) interest;

v..	Creating Healthy Homes, LLC with a zero and six-hundred-twenty-five thousandths percent (0.62500000) interest;

vi.	Entrust Arizona FBO Glen Forthun # 10874 with a zero and six-hundred-twenty-five thousandths percent (0.62500000) interest;

vii.	John & Debbie Cardon, as husband and wife, with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

viii.	R.E.D. Inc with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

ix.	Tom Thomsen with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

x.	Martin Daniels with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

xi.	Rick & Dana Moon, as husband and wife, with a one and four-hundred-sixteen-thousand-six-hundred-sixty-seven ten millionths percent (1.04166670) interest;

xii.	Davoko, INC with a one and four-hundred-sixteen-thousand-six-hundred-sixty-seven ten millionths percent (1.04166670) interest;

xiii.	Lonnie & Judith Empey with a one and four-hundred-sixteen-thousand-six-hundred-sixty-seven ten millionths percent (1.04166670) interest;

xiv.	Jeff Arnold with a one and twenty-five hundredths percent (1.25000000) interest.

xv.	Corey & Brenda Enloe, as husband and wife, with a one and twenty-five hundredths percent (1.25000000) interest;

xvi.	Entrust Arizona FBO Carla Forthun # 10964 with a one and four-million-five-hundred-eighty-three-thousand-three-hundred-thirty-four ten millionths percent (1.45833340) interest;

xvii.	IRA Express, Inc. FBO Merlin A. Hansen Account #100240 with a one and six-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (1.66666670) interest;

xviii.	Linette Rollins with a one and six-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (1.66666670) interest;

xix.	Kenneth A. & Yael Mesa, as husband and wife, with a two and eight-hundred-thirty-three-thousand-three-hundred-thirty-four ten millionths percent (2.08333340) interest;

xx.	Shayln Searle with a two and eight-hundred-thirty-three-thousand-three-hundred-thirty-four ten millionths percent (2.08333340) interest;

xxi.	Rhett A. & Lola K. Searle, as husband and wife, with a two and eight-hundred-thirty-three-thousand-three-hundred-thirty-four ten millionths percent (2.08333340) interest;

xxii.	Jonathan K & Heather D. Fowler, as husband and wife, with a two and five tenths percent (2.50000000) interest;

xxiii.	Gerszewski Living Trust with a two and six-million-eight-hundred-eighty-seven-thousand-three-hundred-seventy-five ten millionths percent (2.68873750) interest;

xxiv.	HHCorner, LLC with a two and nine-million-one-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (2.91666670) interest;

xxv.	Stephen Schauer with a four and one-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (4.16666670) interest;

xxvi.	Paul R. Major with a four and one-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (4. 16666670) interest;

xxvii.	Natalie A. Ide with a four and three-hundred-seventy-five thousandths percent (4.37500000) interest;

xxviii.	Cache Private Capital, LLC with a fourteen and five-hundred-forty-one-thousand-six-hundred-sixty-seven millionths percent (14.54166700) interest; and

xxix.	West Coast Lending Group with a forty one and six-hundred-sixty-six-thousand-six-hundred-sixty-seven millionths percent (41.66666700) interest.

EXHIBIT “B”

DESCRIPTION OF THE PROPERTY

PARCEL 1:

Boxer, Lone Star, 1900, Snow Storm and Snow Storm Fraction Patented Mining Claims, M.S. No. 1879 situated in Hunter Mining District in Sections 19, 20, 29 and 30, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 35, deeds, page 207.

PARCEL 2:

Snow Cap, Snow Drift and Snow Peak Patented Mining Claim, M.S. 2063, situated in Hunter Mining District in Sections 19, 20 and 29, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, deeds, page 280.

PARCEL 3:

Illinois, Liberty, Protection and Snow Storm Cloud Patented Mining Claims, M.S. 2066A, situated in Hunter Mining District lying in Section 29, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 35, deeds, page 211.

PARCEL 4:

Midlight, Moonlight, Starlight and Sunlight Patented Mining Claims, M.S. 2104, situated in Hunter Mining District lying in Sections 30 and 31, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, deeds, page 277.

PARCEL 5:

Banner M.S. 2539, Oregon M.S. 2539, Puzzler Boy, M.S. 2539, Sister Roary, M.S. 2539 and Smyley, M.S. 2539, Patented Mining Claims situated in Hunter Mining District, Sections 2 and 3. Township 47 North, Range 5 East, B.M., Shoshone County. Idaho

PARCEL 6:

Josephine Patented Mining Claim, M.S. 1335, situated in Lelande Mining District in Section 16 and 17, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 1, Patents, page 154.

PARCEL 7:

Black Pine, Black Pine No.2, Erin Amended, Gilt Edge, Gilt Edge Fraction, Iron Silver Fraction Amended, Maid of Erin, McSweeny, Nobel Schley, Noble Schley Amended, Patrick Henry Fraction Amended, Patrick, Patrick Henry Amended, Sampson, Snow Cap, Snow Flake Fraction Amended and White Pine Amended Patented Mining Claims M.S. 3081-A situated in Lelande Mining District and Hunter Mining District in Sections 8, 16, 17, 20 and 21, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 59, Deeds, page 569.

PARCEL 8:

Snow Drift Patented Mining Claim, M.S. 1354, situated in Lelande Mining District in Sections 16 and 17, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book B, Patents, page 26. Subject to Exception 22, Schedule B.

PARCEL 9:

Ben Harrison Patented Mining Claim, M.S. 2183, situated in Lelande Mining District in Section 17, Township 48 North, Range 5 East, B.M., Shoshone County. State of Idaho. Patent recorded in Book B, Patents, page 11.

PARCEL 10:

Ranger Patented Mining Claim, M.S. 2506 situated in Lelande Mining District in Section 17, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 45, Deeds, page 231.

TAILINGS POND TRACT:

A tract of land located in Section 10, Township 48 North, Range 3 East Boise Meridian, Shoshone County, State of Idaho, more particularly described as follows:

Beginning at a point from whence the South quarter corner of Section 10, Township 48 North. Range 3 East Boise Meridian. Bears S25°26’03”E a distance of 1323.22 feet;

Thence N52°02’22”E a distance of 222.39 feet to a point;

Thence N35°58’40”E a distance of 553.77 feet to a point;

Thence N10°29’08”E a distance of 390.50 feet to a point;

Thence N00°05’28”E a distance of 502.18 feet to the Center  1/4 corner of said Section 10;

Thence N46°45’41”E a distance of 1158.30 feet to a point;

Thence N86°59’56”E a distance of 490.92 feet to a point;

Thence S54°24’42”E (Shown of record as S54°20’00E”) a distance of 270.73 feet to a point;

Thence S21°33’07”W (Shown of record as S21°07’17”W) a distance of 25.96 feet to a point;

Thence S39°3’13”E (Shown of record as S40°03’03”E) a distance of 138.64 feet to a point;

Thence S37°00’24”E (Shown of record as S37°26’14”E) a distance of 273.82 feet to a point;

Thence S12°03’57”E (Shown of record as S12°03’45”E) a distance of 190.68 feet to a point;

Thence S12°58’24”W (Shown of record as S12°32’34”W) a distance of 118.62 feet to a point;

Thence N89°38’13”E a distance of 57.82 feet (Shown of record as N89°12’23”E 58.24 feet) to a point on the northerly right-of-way of the Big Creek Road;

Thence along a curve to the right on said right-of-way with a radius of 542.96 feet a distance of 229.96 feet (With a long chord bearing S41°17’05”W a distance of 228.24 feet) to Sta PT 20+01.74 30 Rt of the Big Creek Road;

Thence S53°25’04”W (shown of record as S53°44’14”W) a distance of 957.59 feet to Sta PC 29+59.33 30 Rt of the Big Creek road;

Thence along a curve to the right on said right-of-way with a radius of 4553.66 feet a distance of 537.55 feet (With a long cord bearing of S56°47’59”W a distance of 537.23’) to Sta PC 35+00.42 30 Rt of the Big Creek Road;

Thence S60°10’53”W (Shown of record as S60°30’03”W) along said right-of-way a distance of 99.58 feet to a point Sta 36+00 30 Rt of the Big Creek Road;

Thence S77°20’07”W along said right-of-way a distance of 33.91 feet to Sta 36+32.40 40 Rt of the Big Creek Road;

Thence along a curve to the left on side right-of-way with a radius of 612.96 feet a distance of 231.49 feet (With a long chord bearing of S49°21’44”W a distance of 230.12 feet) to Sta PT 38+49.78 40 Rt of the Big Creek Road;

Thence S38°32’35”W (Shown of record as S38°51’45”W) a distance of 692.32 feet to Sta PC 45+41.10 40 Rt of the Big Creek Road;

Thence along a curve to the left on said right-of-way with a radius of 2934.79 feet a distance of 146.81 feet (With along chord bearing of S37°06’36”W a distance of 146.79 feet) to a point;

Thence N37°48’54”W a distance of 281.25 feet to a point;

Thence N23°26’35”W a distance of 215.98 feet to the true point-of-beginning.

The above descriptions include die following parcel numbers: 48N03E-10-1650; 48N06E-20-6300; 48N06E-30-2100; 48N06E-30-0150; 48N06E-19-9000; 48N06E-29-3200; MC0290; MC0054; and MC0013.